UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2012

BANK OF THE CAROLINAS CORPORATION

(Exact name of registrant as specified in its charter)

NORTH CAROLINA	000-52195	20-4989192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 BOXWOOD VILLAGE DRIVE, MOCKSVILLE, NORTH CAROLINA		27028
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (336) 751-5755

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On June 13, 2012, Bank of the Carolinas Corporation (the “Company”) presented certain information regarding the special assets department of its wholly owned subsidiary, Bank of the Carolinas, at the Company’s annual meeting of shareholders. The presentation included the following information:

Staffing Levels

•	In May 2011, the special assets department was fully staffed and included three account officers, two administrative staff members, and one past-due collections officer.

•	Current staffing levels in the special assets department have been reduced and include two account officers, one administrative staff member, and one collections officer.

Past-Due Loan Levels

•	In May 2011, total loan balances that were thirty days or more past due (including loans on nonaccrual status) were $32.7 million.

•

In May 2012, total loan balances that were thirty days or more past due (including loans on nonaccrual status) were approximately $11.0 million, which represents a two-thirds reduction from May 2011 levels.

Foreclosures in Process

•	In June 2011, total loan balances in foreclosure were approximately $20 million.

•

Total loan balances currently in foreclosure are approximately $5 million on eleven loans. Of these loans, losses have been identified and taken through loan loss reserves, with the exception of one loan for which the Bank is awaiting a new appraisal of the subject property.

Other Real Estate Owned (“OREO”)

•	In June 2011, OREO totaled $6.1 million.

•	Since June 2011, the Bank has moved $11.4 million of property through the foreclosure process into OREO, but managed to keep OREO at an average of $8.1 million during this time period.

•	The total loan balances that have been addressed through foreclosure from April 2011 through May 2012 were approximately $20 million on seventy-nine loans.

•	From April 2011 through May 2012, the Bank obtained new appraisals on existing OREO property in order to determine fair market value and appropriate listing prices.

•	Since March 2011, the Bank has sold 111 properties for a total of $10.9 million in property sold. These properties have sold for an average of 93% of book value.

•	The current level of OREO is $6.6 million on sixty-eight properties, with fourteen properties under contract for an additional $500,000 in sales.

•	The Bank has counteroffers outstanding on nine additional properties.

Non-performing Loans

•	Non-performing loans reached $31.5 million in May 2011.

•	As of May 2012, non-performing loans were $14.7 million.

•

Since May 31, 2012, the Bank has returned an additional $4.9 million in non-performing loans to accrual status. The Bank also expects approximately $800,000 in payoffs and approximately $2 million to move through foreclosure.

The Company does not undertake to update this information. The information in this Current Report on Form 8-K is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information contained herein.

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current belief and expectations of the Company’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF THE CAROLINAS CORPORATION

By:	/s/ Stephen R. Talbert
Stephen R. Talbert
President and Chief Executive Officer

Dated: June 13, 2012